Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.
34 Broad Street - Charleston, S.C. 29401
843-529-5933 - FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS

Contact:	Dorothy B. Wright
Vice President
(843) 529-5931

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES
DECLARATION OF DIVIDENDS AND RESULTS OF ANNUAL MEETING

Charleston, South Carolina (February 1, 2005) -- First Financial Holdings, Inc. (NASDAQ: FFCH) today announced that its Board of Directors has declared a regular quarterly cash dividend of $.23 per share. The dividend is payable February 25, 2005, to stockholders of record as of February 11, 2005.

A. Thomas Hood, President and Chief Executive Officer, stated, "We are very pleased to have our stockholders continue to benefit directly in the profitability of the Company through the payment of cash dividends. The Board of Directors and Management are committed to enhancing the value of our stockholders' investment."

First Financial also announced that at its Annual Meeting on January 27, 2005, shareholders elected Thomas J. Johnson, James C. Murray and D. Kent Sharples to the Board of Directors for a three-year term to expire January 2008. Shareholders also ratified the adoption of the 2005 Stock Option Plan and the 2005 Performance Equity Plan.

After seventeen years of service on the boards of First Financial and First Federal, Gary C. Banks, Jr. retired as a director and was elected to Director Emeritus status. Mr. Hood commented, "Mr. Banks has made significant contributions to the Company, industries and communities we serve. We look forward to his continued association as Director Emeritus."

First Financial is the thrift holding company of First Federal Savings and Loan Association of Charleston. The Association operates a total of 48 offices located in the Charleston Metropolitan area, Horry, Georgetown, Florence and Beaufort counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides insurance, brokerage and trust services through First Southeast Insurance Services, Kimbrell Insurance Group, First Southeast Investor Services and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.